Exhibit 10.3
                     Promissory Note

On September 8, 1997, for value received, the undersigned promises to pay to the order of Shiva Corporation the total amount of $700,000.00. This note is payable five years from the date of this Promissory Note (September 8, 2002).
In the event that your employment with Shiva Corporation is terminated, either voluntarily or involuntarily, during the five year term of this note, then the balance due on this note shall be payable on demand, and, if no demand is made, then ninety (90) days after the undersigned ceases to be employed by Shiva Corporation.


By: /s/ James L. Zucco, Jr.

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